EXHIBIT 99.1

Steiner Leisure Limited Announces Second Quarter 2014 Financial Results

NASSAU, The Bahamas, July 30, 2014 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the second quarter ended June 30, 2014.

Steiner Leisure's revenues for the second quarter ended June 30, 2014 increased 1.0% to $209.3 million from $207.7 million during the comparable quarter in 2013. Net income for the second quarter was $8.3 million compared with $12.3 million for the same quarter in 2013.

Earnings per share for the second quarter ended June 30, 2014 was $0.57 per share, compared with $0.83 per share for the comparable quarter in 2013. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2014 increased 2.0% to $426.0 million from $419.7 million during the comparable six months in 2013. Net income for the six months ended June 30, 2014 was $15.6 million compared with $25.0 million for the same six months in 2013.

Earnings per share for the six months ended June 30, 2014 was $1.07 per share compared with $1.69 per share for the comparable six months in 2013. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post-secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 148 ships, including Azamara Club Cruises, Carnival Cruise Lines, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 67 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 127 treatment centers (17 of which are operated by franchisees) across 31 states, as well as two locations in Canada.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post-secondary schools (comprised of a total of 32 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Joliet, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Arlington, Houston and Richardson, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, July 31, 2014. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, July 31, 2014 (approximately 3 hours after the call takes place) until Thursday, August 7, 2014 at approximately 4:00 pm (ET). You may reach it by dialing (402) 220-4771 for both domestic and international calls. The password is "33146".

($ and shares in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Services	$146,415	$145,000	$301,709	$296,312
Products	62,848	62,653	124,290	123,355
Total revenues	209,263	207,653	425,999	419,667

Cost of Sales:
Cost of services	122,837	120,093	252,094	241,207
Cost of products	41,722	42,007	84,290	82,684
Total cost of sales	164,559	162,100	336,384	323,891
Gross profit	44,704	45,553	89,615	95,776

Operating Expenses:
Administrative	14,466	12,329	29,378	27,141
Salary and payroll taxes	19,905	18,285	40,343	37,922
Total operating expenses	34,371	30,614	69,721	65,063
Income from operations	10,333	14,939	19,894	30,713

Other Income (Expense):
Interest expense	(697)	(1,137)	(1,453)	(2,556)
Other income	326	159	469	303
Total other income (expense)	(371)	(978)	(984)	(2,253)

Income before provision for income taxes	9,962	13,961	18,910	28,460

Provision for income taxes	1,679	1,669	3,266	3,428

Net income	$8,283	$12,292	$15,644	$25,032

Income per share:
Basic	$0.57	$0.84	$1.07	$1.71
Diluted	$0.57	$0.83	$1.07	$1.69

Weighted average shares outstanding:
Basic	14,454	14,635	14,567	14,641
Diluted	14,538	14,808	14,653	14,783

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Average number of ships served[1]:	145	154	149	154
Spa	108	113	112	113
Non-Spa	37	41	37	41

Average total number of staff on ships served:	2,552	2,675	2,658	2,681
Spa	2,200	2,302	2,304	2,310
Non-Spa	352	373	354	371

Revenue per staff per day[2]:	$401	$396	$405	$413
Spa	$418	$413	$423	$434
Non-Spa	$292	$288	$285	$283

Average weekly revenues:	$49,306	$48,053	$50,376	$50,431
Spa	$59,735	$58,853	$61,039	$62,099
Non-Spa	$19,234	$18,332	$18,722	$18,063

Average number of land-based spas served [3]	65	68	66	68

Average weekly land-based spas revenues	$27,084	$28,946	$28,068	$29,654

Total schools revenues	$19,050,000	$19,321,000	$38,714,000	$39,181,000

Total wholesale and retail product revenues	$35,079,000	$33,425,000	$67,063,000	$63,434,000

Average number of Ideal Image locations [3,4]	109	87	109	83

Average weekly Ideal Image revenues [4]	$27,575	$29,325	$27,635	$30,021

Ideal Image revenues	$39,074,000	$33,066,000	$77,888,000	$64,758,000

Ideal Image cash revenues [5]	$35,729,000	$44,326,000	$71,703,000	$83,285,000

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.

4 Excludes 17 centers which are operated by franchisees.

5 "Cash revenues" are non-generally accepted accounting principles ("non-GAAP") as defined by the Securities and Exchange Commission. Management believes that the presentation of cash revenues serves to enhance the understanding of Ideal Image's performance. This non-GAAP measure should be considered in addition to and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). See below for a reconciliation of GAAP results to the non-GAAP measures.

	Reconciliation of Non-GAAP Measures
	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Ideal Image revenues	$39,074,000	$33,066,000	$77,888,000	$64,758,000
Accrual to cash adjustments	(3,345,000)	11,260,000	(6,185,000)	18,527,000
Ideal Image cash revenues	$35,729,000	$44,326,000	$71,703,000	$83,285,000
CONTACT: Leonard I. Fluxman, President and Chief Executive Officer
         (305) 358-9002, ext. 215